(EXHIBIT 99)

           FOUNTAIN POWERBOAT INDUSTRIES, INC. RETAINS CIBC OPPENHEIMER CORP.
                  TO ADVISE COMPANY ON MAXIMIZING SHAREHOLDER VALUE

     Washington, NC, June 25, 1998 -- Fountain Powerboat Industries, Inc. (NASDAQ NMS : FPWR), a leading manufacturer of high performance sport boats, sport fish boats and sport cruisers, today announced that it has engaged CIBC Oppenheimer Corp. to assist the company in evaluating its strategic alternatives to maximize shareholder value.

     "The Company's business plan of shifting sales to larger boats has resulted in improving margins," stated Reggie Fountain, Jr., Chairman and CEO of Fountain Powerboat Industries, Inc. For the nine months ended March 31,1998, operating income nearly doubled to $4.8 million from $2.5 million in the comparable period in fiscal 1997. Net income for the nine months rose 57% to a record $3.0 million or $0.60 per share assuming dilution on a significantly increased tax liability from $1.9 million or $0.39 per share assuming dilution in the previous year. For the first nine months of fiscal 1998, sales were $37.3 million as compared to $37.4 million for the year-earlier period.

     "Prospects for Fountain Powerboats have never been greater. The launch of our new state-of-the-art 65-foot high-performance Super Cruiser with a 16 foot beam demonstrates both our research and development capabilities as well as our understanding of the market potential for well branded, high quality and performance marine products," said Mr. Fountain. In preliminary tests held by Fountain Powerboat, the first 65 foot Super Cruiser had an extremely fast rate of acceleration and reached speeds in excess of 60 mph. The first of 8 firm orders for the 65-foot Super Cruiser will be delivered in the third calendar quarter of 1998. The remainder of the orders will be delivered within the next 12 months. "The first boats are being purchased by domestic buyers, but we also expect strong demand in the growing international market as well, " Mr. Fountain said. The suggested retail price of the new 65-foot Super Cruiser starts at $1.7 million.

     In the past, Fountain has also sold boats to the U.S. Navy, U.S. Customs Service and the U.S. Coast Guard. Reggie Fountain has committed substantial resources to increase this business and believes company sales will experience growth in this segment.

     "As Fountain embarks on a new stage in its development, we are looking to CIBC Oppenheimer to help us assess the opportunities that will make us fully realize our potential value as a company and for our shareholders," according to Mr. Fountain.

     Fountain Powerboat Industries, Inc. through its wholly-owned subsidiary, Fountain Powerboats Inc., designs, manufactures and sells high performance offshore sport boats, sport cruisers and sport fishing boats. Fountain powerboats are intended for that segment of the recreational powerboat market where performance, handling, safety and quality are the main criteria for purchase. The Company's products are sold through an international dealership network. All boats are produced at Fountain's ultra-modern manufacturing plant located along the Pamlico River near Washington, NC.

     Except for the historical information herein, the matters discussed in this press release include forward-looking statements that may involve a number of risks and uncertainties. Future results may vary significantly based on a number of factors, including, but not limited to risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.


For further information contact:
Joe Schemenauer, CFO/Fountain Powerboat Industries, Inc.   (252) 975-2000
Vicki Weiner, Sylvia Dresner/VMW Inc.   (212) 605-3140 VMWeiner@aol.com

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